Exhibit 10.30

FIRST AMENDMENT TO LEASE
This First Amendment to Lease (“First Amendment”) is entered into as of November 14, 2018 (“Effective Date”), by and between Orchard Parkway San Jose, LLC, a California limited liability company (“Landlord”), and Calix, Inc., a Delaware corporation (“Tenant”).
RECITALS
A.    Landlord and Tenant executed that certain Net Lease Agreement dated March 9, 2018 (the “Original Lease”) for the premises commonly known as 2777 Orchard Parkway, San Jose, California (“Building”), consisting of approximately 64,991 rentable square feet of space (“Premises”) and more particularly described on Exhibit A attached to the Original Lease;
B.    Landlord and Tenant desire to memorialize their understanding regarding the Commencement Date of the Original Lease, the application of the One-for-One Rent Credit due Tenant, the application of the Converted Amount for Change Orders (as defined in Section 2(c) below), the applicable commencement dates for monthly Rent and Operating Expenses and the substantial completion of the Tenant Improvement Work (subject to the performance of the Outstanding Tenant Improvement Work Items described in Section 7(b) below); and
C.    Landlord and Tenant also desire to provide a limited waiver of claims and mutual release related to their settlement of issues concerning the delivery date and acceptance of the Premises.

AGREEMENT
NOW, THEREFORE, in consideration of the mutual promises, covenants and conditions contained in this First Amendment, the receipt and sufficiency of which is acknowledged by the parties, the Landlord and Tenant agree as follows:
1.Capitalized Terms. All capitalized terms when used herein shall have the same meanings given such terms in the Original Lease unless expressly superseded by the terms of this First Amendment. The term “Lease” where used in the Original Lease and this First Amendment shall refer to the Original Lease as revised, amended and modified by this First Amendment.
2.    Summary of Lease Provisions.
(a)     Commencement Date. The following words in Paragraph 1.6 of the Original Lease “August 1, 2018, subject to the provisions of Paragraph 3 below. (Paragraph 3)” shall be deleted in their entirety and the following words “September 17, 2018” shall be substituted in their place.

(b)     Ending Date. The following words in Paragraph 1.7 of the Original Lease “The last day of the eighty-seventh (87th) full calendar month following the Commencement Date, unless sooner terminated pursuant to the terms of this Lease. (Paragraph 3)” shall be deleted in their entirety and the following words “December 31, 2025, unless sooner terminated pursuant to the terms of this Lease” shall be substituted in their place.
(c)     Converted Amount. In accordance with the terms of Paragraph 1.8 of the Original Lease, Tenant delivered a Conversion Notice dated August 2, 2018 to Landlord. Tenant elects and Landlord agrees to convert the Amount of One Hundred Seventy-five Thousand Four Hundred Seventy-five and 70/100ths Dollars ($175,475.70) to be the Converted Amount. Landlord and Tenant acknowledge and agree that (a) the Change Order Request Log attached hereto as Exhibit A shows any and all change orders (hereafter “Change Orders”), and any and all Extra Work (as defined in Exhibit C to the Original Lease), relating to the Tenant Improvement Work and (b) Landlord shall defray the Change Order Costs (as defined in Exhibit C to the Original Lease) relating to such Change Orders, and any costs associated with any such Extra Work, with the Converted Amount. Since such Converted Amount is equal to one installment of base Rent, as a result of such conversion, the last occurring installment of the abated base Rent described in Paragraph 1.8 of the Original Lease shall be reduced (in its entirety) by such Converted Amount. Landlord and Tenant acknowledge and agree that Tenant is liable to pay the Landlord for all Change Order Costs relating to such Change Orders, and the cost of performing any such Extra Work, in the total amount of One Hundred Seventy-five Thousand Four Hundred Seventy-five and 70/100ths Dollars ($175,475.70). Landlord and Tenant further acknowledge and agree that (i) Landlord has no other claims against Tenant for any other Change Order Costs relating to such Change Orders, and/or the cost of performing any such Extra Work, and waives any right to any future claim for any other Change Order Costs relating to such Change Orders and/or the cost of performing any Extra Work described on Exhibit A, in accordance with Paragraph 8 below and (ii) Tenant will not request any further change orders and/or any further Extra Work.
3.    Confirmation of Lease Terms. Contemporaneously with signature and delivery of this First Amendment, Landlord and Tenant will execute a factually-correct Commencement Date Letter in the form attached to this First Amendment as Exhibit B confirming the Lease Term and the other information pertaining to the terms contained herein.
4.    Monthly Rent. Beginning on the Commencement Date, the monthly Rent for the Premises shall be payable by Tenant in accordance with the terms of Paragraph 1.8 of the Original Lease as amended by this First Amendment. The Converted Amount (as that term is defined in Paragraph 1.8 of the Original lease) is agreed to be in the amount of One Hundred Seventy-five Thousand Four Hundred Seventy-five and 70/100ths Dollars ($175,475.70). The Converted Amount shall be applied by Landlord in order to defray the cost of the Change Orders, and the costs associated with any Extra Work, shown on Exhibit A, in accordance with Section 2(c) above, with the result that Tenant’s right to abatement of monthly base Rent during the first three (3) full months of the Lease Term (not including any partial month) shall be reduced to encompass only the first two (2) full months.

5.    One-for-One Rent Credit. In accordance with Paragraph 3.2 of the Original Lease, the "One-for-One Rent Credit Trigger Date" is August 17, 2018. There are no Tenant Delay days or Force Majeure Delay days that extend the One-For-One Rent Credit Trigger Date. Landlord and Tenant acknowledge and agree that (i) a total of thirty-one (31) days elapsed between the One-For-One Rent Credit Trigger Date (i.e., August 17, 2018) and the Commencement Date (i.e., September 17, 2018) and (ii) as a result thereof, the One-for-One Rent Credit amount is deemed to be One Hundred Seventy-five Thousand Four Hundred Seventy-five and 70/100ths Dollars ($175,475.70). Landlord shall apply the One-for-One Rent Credit amount towards the installment of monthly Rent due with respect to the Premises in the form of a one-month extension of the conditional abatement of monthly base Rent referred to in Paragraph 1.8 of the Original Lease, with the result that the conditional abatement of monthly base Rent shall again encompass the first three (3) full months of the Lease Term.
6.    Operating Expenses. Landlord acknowledges and agrees that Tenant’s obligation to pay Tenant’s percentage share of Operating Expenses (as that term is defined in Paragraph 12 of the Original Lease) for the Premises shall commence on October 1, 2018. With respect to any such Operating Expenses allocable to any period prior to October 1, 2018, Landlord acknowledges and agrees that Landlord shall be solely responsible for all such Operating Expenses for the Building, at Landlord’s sole cost and expense, and Tenant shall not be charged any such Operating Expenses relating to such period.
7.    Condition of Premises.
(a)     Acceptance. Tenant has inspected the Premises, has been in occupancy and possession of the same since the Commencement Date (i.e., September 17, 2018), and, except as expressly stated in this First Amendment and subject to the Landlord’s express obligations herein, agrees that Landlord has delivered (and Tenant has accepted) the same in accordance with the terms and conditions of the Lease.
(b)     Tenant Improvement Work. The parties hereby acknowledge and agree that, other than the Outstanding Tenant Improvement Work Items described in the following sentence, as of the Effective Date, Landlord has completed the Tenant Improvement Work (as that term is defined in the Improvement Agreement dated March 9, 2018 attached as Exhibit C to the Original Lease) as required by the Original Lease. In connection with this First Amendment, Landlord or Landlord’s contractor shall perform the outstanding balance of the Tenant Improvement Work as soon as reasonably practicable after the Effective Date of this First Amendment, which outstanding balance solely consists of the following two items (collectively, the “Outstanding Tenant Improvement Work Items”): (i) the installation of the movable wall between Rooms 154 and 158; and (ii) the renewal of the elevator permit applicable to the Premises (which permit expired on October 5, 2018). Landlord and Tenant hereby agree and acknowledge the following with respect to the movable wall described in the immediately-preceding sentence: (x) the manufacture of such wall is scheduled to commence on November 30, 2018; (y) the installation of such wall is scheduled to occur on December 10, 2018; and (z) Landlord shall use good-faith efforts to monitor (and keep Tenant apprised of) the progress of both the manufacturer, Hufcor, and the installer, B.T. Mancini, in a good-faith effort to meet the scheduled production date, and the scheduled installation date, set forth in this sentence above.

8.    Landlord Release. Except for the obligations and rights created under this First Amendment, Landlord hereby waives, releases, acquits, and forever discharges Tenant, and Tenant’s respective agents, directors, officers, employees, shareholders, partners and members to the maximum extent permitted by law, of and from any and all claims, actions, causes of action, demands, rights, liabilities, damages, losses, costs, expenses, or compensation whatsoever, direct or indirect, known or unknown, foreseen or unforeseen, that Landlord now has or which may arise in the future on account of or in any way growing out of or connected with: (i) the Change Order Costs relating to the Change Orders, and/or the cost of performing any Extra Work, shown on Exhibit A attached hereto, including those provisions of the Lease which specifically pertain thereto, that Tenant may otherwise be liable to compensate, reimburse or pay for; and (ii) any claim or demand for damages or remedies due to any Default by Tenant (as defined in the Original Lease) that Landlord may claim or bring against Tenant for any failure on the part of Tenant to accept the Premises delivery condition (or failure to accept delivery of the Premises) prior to the Commencement Date (i.e., September 17, 2018). The foregoing waiver, limited release, acquittal and discharge by the Landlord shall also run to the benefit of the successors and assigns of Tenant and to their agents, directors, officers, employees, and Landlord's waiver, limited release, acquittal and discharge above shall extend to and bind all of Landlord's respective agents, directors, officers, employees, shareholders, partners and members, and its successors and assigns. Furthermore, Landlord has consulted with legal counsel of its choice as to the meaning and consequences of waiving the benefits conferred by California Civil Code Section 1542, which states that:

"A general release does not extend to claims which the creditor does not know or suspect to exist in his favor at the time of executing the release, which if known by him must have materially affected his settlement with the debtor."
It is understood by Landlord that if the facts or law with respect to which the foregoing limited release and waiver is given hereafter turn out to be other than the facts or law in that connection now known to be (or believed by Landlord to be) true, then Landlord expressly assumes the risk of the facts and law turning out to be so different, and agrees that the foregoing limited release shall be in all respects effective and not subject to termination or rescission based upon such differences in facts or law.
Landlord hereby waives all rights under California Civil Code Section 1542 and agrees that its waiver, limited release, acquittal and discharge above extends to claims Landlord did not know or expect to exist in its favor at the time of executing this First Amendment.

Landlord Initials:
9.    Tenant Release. Except for the obligations and rights created under this First Amendment, Tenant hereby waives, releases, acquits, and forever discharges Landlord, and Landlord’s respective agents, directors, officers, employees, shareholders, partners and members to the maximum extent permitted by law, of and from any and all claims, actions, causes of action, demands, rights, liabilities, damages, losses, costs, expenses, or compensation whatsoever, direct or indirect, known or unknown, foreseen or unforeseen, that Tenant now has or which may arise in the future on account of or in any way growing out of or connected with: (i) the substantial completion of the Tenant Improvement Work, including those provisions of the Lease which specifically pertain thereto (provided, however, that (a) Landlord shall in no event be released from its express repair, maintenance, replacement and/or restoration obligations under the Lease (including, without limitation, pursuant to Paragraphs 2.3 and 10.1 of the Original Lease) and (b) nothing set forth in this Section 9 shall be deemed to diminish or otherwise affect Tenant’s rights pursuant to Paragraph 8 of Exhibit C (Work Letter) of the Original Lease); and (ii) the One-for-One Rent Credit rights provisions of the Lease, and any other provisions, which pertain to delayed delivery of the Premises. The foregoing waiver, limited release, acquittal and discharge by Tenant shall also run to the benefit of the successors and assigns of Landlord and to their agents, directors, officers, employees, and Tenant's waiver, limited release, acquittal and discharge above shall extend to and bind all of Tenant's respective agents, directors, officers, employees, shareholders, partners and members, and its successors and assigns. Furthermore, Tenant has consulted with legal counsel of its choice as to the meaning and consequences of waiving the benefits conferred by California Civil Code Section 1542, which states that:

"A general release does not extend to claims which the creditor does not know or suspect to exist in his favor at the time of executing the release, which if known by him must have materially affected his settlement with the debtor."
It is understood by Tenant that if the facts or law with respect to which the foregoing limited release and waiver is given hereafter turn out to be other than the facts or law in that connection now known to be (or believed by Tenant to be) true, then Tenant expressly assumes the risk of the facts and law turning out to be so different, and agrees that the foregoing limited release shall be in all respects effective and not subject to termination or rescission based upon such differences in facts or law.
Tenant hereby waives all rights under California Civil Code Section 1542 and agrees that its waiver, limited release, acquittal and discharge above extends to claims Tenant did not know or expect to exist in its favor at the time of executing this First Amendment.

Tenant’s Initials:

10.    General Provisions.
(a)     Entire Agreement. Any agreements, warranties and/or representations with respect to the subject matter of this First Amendment not expressly contained herein shall in no way bind either Landlord or Tenant, and Landlord and Tenant expressly waive all claims for damages by reason of any such agreements, warranties and/or representations, if any, not contained in this First Amendment. This First Amendment supersedes and cancels any and all previous negotiations or arrangements, between the parties relating to the subject matter of this First Amendment. The Lease (i.e., the Original Lease and this First Amendment) constitutes the entire agreement between the parties hereto and no addition to, or modification of, any term or provision of the Lease shall be effective until and unless set forth in a written instrument signed by Landlord and Tenant.
(b)     Ratification of Original Lease. Except as modified hereby, all other terms and conditions of the Original Lease remain unchanged and in full force and effect and are hereby ratified and confirmed by the parties hereto. In the event of any conflict between the terms and provisions of this First Amendment and those of the Original Lease, the terms and provisions of this First Amendment shall prevail.
(c)     Time of Essence. Time is of the essence as to each and every provision in this First Amendment requiring performance within a specified time.
(d)     Brokers. Tenant hereby represents to Landlord that Tenant has dealt with no broker in connection with this First Amendment. Tenant agrees to defend, indemnify and hold Landlord harmless from all claims of any brokers claiming to have represented Tenant in connection with this First Amendment. Landlord hereby represents to Tenant that Landlord has dealt with no broker in connection with this First Amendment. Landlord agrees to defend, indemnify and hold Tenant harmless from all claims of any brokers claiming to have represented Landlord in connection with this First Amendment.
(e)     Severability. In case any one or more of the provisions contained herein shall for any reason be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provision of this First Amendment, but this First Amendment shall be construed as if such invalid, illegal or unenforceable provision had not been contained herein.
(f)     Captions. Captions and paragraph headings used in this First Amendment are for convenience of reference only. They shall not be construed to limit or extend the meaning of any part of this First Amendment, and shall not be deemed relevant in resolving any question of interpretation or construction of any paragraph of this First Amendment.
(g)     Exhibits. All exhibits attached to this First Amendment shall be deemed to be incorporated herein by the individual reference to each such exhibit, and all such exhibits shall be deemed to be a part of this First Amendment as though set forth in full in the body of the First Amendment.
(h)     Authority. Each party represents and warrants that each person executing this First Amendment on its behalf is duly authorized and empowered to execute it, and do so as the act of and on behalf of such party as indicated below.
(i)     Counterparts. This First Amendment may be executed in multiple counterparts, each of which is to be deemed original for all purposes, but all of which together shall constitute one and the same instrument. Either party may deliver its signature to this First

Amendment by facsimile or electronic mail and any party that receives an executed signature page from another party by facsimile or electronic mail may rely upon said signature as if it was a signed original.
(j)     Attorneys’ Fees. In the event either party hereto shall bring any action or legal proceeding for damages for an alleged breach of any provision of this First Amendment, to recover Rentals, to enforce an indemnity, defense or hold harmless obligation, to terminate the tenancy of the Premises, or to enforce, protect, interpret, or establish any term, condition, or covenant of this First Amendment or right or remedy of either party, the prevailing party shall be entitled to recover, as a part of such action or proceeding, reasonable attorneys’ fees and court costs, including reasonable attorneys’ fees and court costs of appeal, as may be fixed by the court or jury. Notwithstanding anything to the contrary contained in this First Amendment, “prevailing party” as used in this paragraph shall include the party who dismisses an action for recovery hereunder in exchange for sums allegedly due, performance of covenants allegedly breached or considerations substantially equal to the relief sought in the action.
(k)     Successors. The provisions of the Lease expressly apply to all successors, sublessees, assignees and transferees of either party hereto.
(l)     Governing Law. This First Amendment shall be construed and enforced in accordance with the laws of the State of California.
(m)     Representations. Each party represents and warrants to the other party that, to its actual knowledge as of the date hereof: (i) Landlord and Tenant are in full compliance with all terms, covenants and conditions of the Lease; (ii) there are no breaches or defaults under the Lease by either party; and (iii) such party knows of no events or circumstances which would constitute a default under the Lease.

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NOW THEREFORE, the parties hereto have executed this First Amendment as of the dates set forth by each party’s signature.

LANDLORD:	TENANT:
Orchard Parkway San Jose, LLC, a California limited liability company By: /s/ Scott R. Trobbe Name: Scott R. Trobbe Title: Authorized Signatory Date: Nov. 14, 2018	Calix, Inc., a Delaware corporation By: /s/ Suzanne Tom Name: Suzanne Tom Title: VP, General Counsel Date: 11/14/18

EXHIBIT A
CHANGE ORDER REQUEST LOG

[*** Attach Here Mutually-Approved Change Order Request Log ***]

EXHIBIT B
COMMENCEMENT DATE LETTER

Re:
Net Lease Agreement, dated March 9, 2018 (“Original Lease”), between Orchard Parkway San Jose, LLC, a California limited liability company, as “Landlord”, and Calix, Inc., a Delaware corporation, as “Tenant”, as amended by that certain First Amendment to Lease dated November _, 2018 (“First Amendment”) between Landlord and Tenant (collectively with the Original Lease, the "Lease"), concerning that premises, consisting of approximately 64,991 rentable square feet, more or less, consisting of the entire rentable areas of the building having a street address of 2777 Orchard Parkway, San Jose, California (the “Premises”).

Ladies and Gentlemen:

In accordance with the subject Lease, we wish to advise and/or confirm as follows:

1.
Landlord delivered possession of the Premises to Tenant on September 17, 2018 with all improvements and work, if any, completed in a good and workmanlike manner and otherwise in the condition required under the Lease and Tenant accepted possession of the Premises, subject to completion by Landlord of the Outstanding Tenant Improvement Work Items listed and described more fully in Section 7(b) of the First Amendment.

2.
The Commencement Date of the Lease Term for the Premises is September 17, 2018 (the "Commencement Date") and the initial Lease Term for the Premises expires on December 31, 2025 (the "Ending Date"), unless sooner terminated according to the terms of the Lease.

3.
That in accordance with the Lease, monthly Rent shall commence to accrue on September 17, 2018 (except that monthly Rent shall be conditionally abated for the first three (3) full months of the Lease Term in accordance with (and subject to) the provisions of Paragraph 1.8 of the Original Lease), and Tenant’s obligation to pay Tenant’s share of Operating Expenses (as described below) shall commence to accrue on October 1, 2018. The Converted Amount (as set forth Paragraph 2(c) of the First Amendment) is the amount of One Hundred Seventy-five Thousand Four Hundred Seventy-five and 70/100ths Dollars ($175,475.70).

4.	Tenant's percentage share of Operating Expenses is one hundred percent (100%) as to the Building and sixty-four and eleven one hundredths percent (64.11%) as to the Project.

5.
In accordance with the Lease, the Converted Amount shall be applied by Landlord against the abated installment of monthly Rent due for the last full month of the abatement of Rent, with the result that Tenant shall have two (2) full months of abatement of Rent (and not three (3) full months of abatement of Rent). Application of the Converted Amount (i) defrays the cost of the Change Orders, and the costs associated with any Extra Work, as described in Section 2(c) of the First Amendment, and (ii) reduces by one (1) full month the Tenant right to abated monthly Rent set forth in paragraph 3 above.

6.
In accordance with the Lease the "One-for-One Rent Credit Trigger Date" is August 17, 2018. The One-for-One Rent Credit amount is One Hundred Seventy-five Thousand Four Hundred Seventy-five and 70/100ths Dollars ($175,475.70) and shall be applied by Landlord as an extension to the conditionally abated monthly Rent. Application of the One-For-One Rent Credit amount off sets in part the application of the Converted Amount set forth in paragraph 5 above, with the result that Tenant shall again have three (3) full months of abatement of Rent.

7.
Notwithstanding anything to the contrary contained in the Lease and/or this Commencement Date Letter, Tenant’s first payment of monthly Rent is due December 16, 2018 in the amount of Ninety Thousand Five Hundred Sixty-eight and 10/100ths Dollars ($90,568.10) for the balance of the calendar month of December 2018 (i.e. $175,475.70/31 days x 16 days).

8.
Authorized Signatories. Each party represents and warrants to the other that it is duly authorized to enter into this document and that the person signing on its behalf is duly authorized to sign on behalf of such party.

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- EXHIBIT FORM. DO NOT SIGN –

LANDLORD: ORCHARD PARKWAY SAN JOSE, LLC, a California limited liability company By: ____________________ Name: ____________________ Title: _____________________ Date: _____________________	ACCEPTED AND AGREED: TENANT: CALIX, INC., a Delaware corporation By: ____________________ Name: ____________________ Title: _____________________ Date: _____________________